Exhibit 2.1

AMP Stock Purchase Agreement

This Stock Purchase Agreement (the “Agreement”) is made and entered into this ___ day of March, 2010, by and among LMC Transport, LLC, a New York limited liability company with offices at 2060 Lakeville Road, Avon, New York 14414. (the “Purchaser”), and MISCOR Group, Ltd., an Indiana corporation with offices at 1125 South Walnut Street, South Bend, Indiana 46619 (“Shareholder”).

Recitals:

A.           Shareholder owns all of the issued and outstanding capital stock of American Motive Power, Inc., a Nevada corporation (the “Company”), with such capital stock consisting of two hundred thousand (200,000) shares of common stock, of which one hundred thousand (100,000) shares are Voting Common Stock, $.01 par value per share (“Voting Common Stock”), and one hundred thousand (100,000) shares are Non-Voting Common Stock, $.01 par value per share (together with the Voting Common Stock, the “Shares”).

B.           The Company is engaged in the repair, remanufacturing and rebuilding of locomotive engines, as well as providing related goods and services to the railroad industry (the “Business”).

C.           Shareholder desires to sell the Shares to Purchaser, and Purchaser desires to purchase the Shares from Shareholder, at the price and subject to the terms and conditions set forth in this Agreement.

Now therefore, in consideration of the promises hereinafter made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the recital provisions above are incorporated into the body of this Agreement as if fully set forth therein, and the parties agree as follows:

Article I.  Purchase and Sale of Shares

1.01           Purchase and Sale of Shares.  On and subject to the terms and conditions set forth herein, Shareholder agrees to sell, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Shareholder, the Shares, free and clear of any and all liens, claims, pledges, hypothecations, mortgages, deeds of trust, security interests, leases, charges, options, rights of first refusal, easements, servitudes encumbrances or other restrictions of any nature whatsoever (collectively, “Liens”).

1.02           The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall be effective as of Close of Business on Monday, March 8, 2010, with exchange of facsimile signature pages of the principles, with final documentation take place by wire transfer and exchange of facsimile signature pages no later than March 10, 2010 (the “Closing Date”), or such other date as the Shareholder and the Purchaser may agree to in writing. Subject to satisfaction or waiver by the relevant party of the conditions of closing, at the Closing, the Shareholder will assign the Share to the Purchaser, and upon such assignment the Purchaser will pay or satisfy the Purchase Price in accordance with Section 2.01.

Article II.  Payment of Consideration

2.01           Purchase Price.  The consideration for the Shares shall be One Dollar ($1.00), which Purchaser shall pay to Shareholder in cash on the Closing Date (the “Closing Payment”) and the execution by Purchaser of the Release of Tenant Guaranty, attached hereto as Exhibit 2.01.

Article III.  Representations and Warranties of Shareholder

The Shareholder represents and warrants as follows to the Purchaser and acknowledges that the Purchaser is relying upon the representations and warranties in connection with its purchase of the Shares:

3.01           Company Incorporation and Corporate Power.  The Company is a corporation that was duly formed, is existing and is in good standing under the Laws of the State of Nevada. The Company has the necessary power to own or lease its properties and to carry on its business as such business is presently conducted.

3.02           Shareholder Incorporation and Corporate Power.  The Shareholder is duly incorporated and validly existing under the Laws of the State of Indiana. The Shareholder has the corporate power to enter into and perform its obligations under this Agreement.

3.03           Corporate Authorization.  The execution and delivery of and performance by the Shareholder of, this Agreement have been authorized by all necessary corporate action on the part of the Shareholder.

3.04           No Conflict.  The execution and delivery of, and performance by the Shareholder of the transaction of purchase and sale contemplated by this Agreement:

(a)           do not and will not constitute or result in a violation or breach of, or conflict with, or allow any person to exercise any rights under, any of the terms or provisions of its articles or by-laws or the Company’s articles or by-laws;

(b)           do not and will not constitute or result in a material breach or violation of, or conflict with or allow any person to exercise any rights under, any contract, license, lease or instrument to which it is a party; and

(c)           do not result in the violation of any law.

3.05           Required Authorizations.  No material filing with, notice to, or authorization of, any governmental entity is required on the part of the Shareholder or the Company as a condition to the lawful completion of the transactions contemplated by this Agreement.

3.06           Required Consents.  Other than consent from Wells Fargo, attached hereto as Exhibit 3.06, there is no material requirement to obtain any consent, approval or waiver of a party under any contract, license, lease or instrument that the Shareholder or the Company is a party to, for the completion of the transactions contemplated by this Agreement.

3.07           Execution and Binding Obligation.  This Agreement has been duly executed and delivered by the Shareholder and constitutes legal, valid and binding agreements of it enforceable against it in accordance with its terms, subject to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

3.08           Capitalization; Title to Shares. The authorized capital of the Corporation consists solely of the Shares, all of which are issued and outstanding. The Shareholder owns beneficially and of record all of the Shares. The Shares are not subject to any Lien.

3.09           No Other Agreements to Purchase.  No Person has any contractual right or privilege for (i) the purchase or acquisition from the Shareholder of any Shares, or (ii) the purchase, subscription, allotment or issuance of any equity securities of the Company.

3.10           Corporate Records.  To the knowledge of the Shareholder, the Company’s corporate records are complete and accurate and include the Company’s articles and by-laws, minutes of meetings and resolutions of shareholders and directors, and the share certificate books, securities register, register of transfers and register of directors.

3.11           Subsidiaries.  The Company has no subsidiaries and holds no shares or other ownership, equity or proprietary interests in any other person.

3.12           Broker’s or Finder’s Fee.  No broker, agent or other intermediary is entitled to any fee, commission or other remuneration in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Shareholder.

3.13           Through February 28, 2010, Shareholder estimates the following balance sheet numbers for the Company:

(a)	Accounts Receivable	$619,743
(b)	Accounts Payable	$730,834
(c)	Inventory	$1,153,269

3.14           All payroll and retirement plan contributions are current and any known or anticipated outstanding liabilities are recorded in the Financial Statements.

Article IV.  Representations and Warranties of Purchaser

Purchaser represents and warrants as follows to the Shareholder and acknowledges and confirms that the Shareholder is relying on such representations and warranties in connection with the sale by the Shareholder of the Shares:

4.01           Incorporation and Corporate Power. The Purchaser is a corporation incorporated and existing under the laws of its jurisdiction of incorporation. The Purchaser has the corporate power to enter into and perform its obligations under this Agreement.

4.02           Corporate Authorization.  The execution and delivery of and performance by the Purchaser of this Agreement have been authorized by all necessary corporate action on the part of the Purchaser.

4.03           No Conflict.  The execution and delivery of and performance by the Purchaser of this Agreement:

(a)           do not and will not constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of its articles of organization or operating agreement;

(b)           do not and will not constitute or result in a breach or violation of, or conflict with or allow any Person to exercise any rights under, any contract, license, lease or instrument to which it is a party; and

(c)           do not result in the violation of any law.

4.04           Required Authorizations.  No filing with, notice to or authorization of, any governmental entity is required on the part of the Purchaser as a condition to the lawful completion of the transactions contemplated by this Agreement.

4.05           Execution and Binding Obligation.  This Agreement has been duly executed and delivered by the Purchaser and constitutes legal, valid and binding agreements of the Purchaser, enforceable against it in accordance with its terms, subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar Laws of general application affecting creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies including specific performance and injunction.

4.06           Purchaser’s Financing.  The Purchaser has, and will have at Closing all funds on hand necessary to pay the Closing Payment.

4.07           Broker’s or Finder’s Fee.  No broker, agent or other intermediary is entitled to any fee, commission or other remuneration in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

4.08           Breach, Non-Performance and Non-Compliance.  The Purchaser has not formulated the opinion that any of the representations and warranties in Article 3 is incorrect in any material respect.

Article V.  Conditions to Close

5.01 Conditions to Obligations of Shareholder.   All obligations of Shareholder under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by Shareholder in its sole discretion:

(a)           All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date. Purchaser shall have delivered to Shareholder a certificate of a senior officer of the Purchaser, signed and dated as of the Closing Date, to the foregoing effect.

(b)           Purchaser shall have executed and delivered at Closing the Release of Tenant Guaranty and otherwise performed in all material respects all obligations required under this Agreement to be performed by it on or prior to the Closing Date.  Purchaser shall have delivered to Shareholder a certificate of a senior officer of the Purchaser, signed and dated as of the Closing Date, to the foregoing effect.

(c)           No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement.

5.02 Conditions to Obligations of Purchaser.  All obligations of Purchaser under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by Purchaser in its sole discretion:

(a)           All representations and warranties made by Shareholder in this Agreement and in any agreement referenced herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date.  The Shareholder shall have delivered to Purchaser a certificate of a senior officer of the Shareholder, signed and dated as of the Closing Date, to the foregoing effect.

(b)           Shareholder shall have performed in all material respects all obligations required under this Agreement be performed by it on or prior to the Closing Date.  The Shareholder shall have delivered to Purchaser a certificate of a senior officer of the Shareholder, signed and dated as of the Closing Date, to the foregoing effect.

(c)           No order of any court or administrative agency shall be in effect or contemplated which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement.

(d)           The consent of Wells Fargo Business Credit shall have been duly obtained.

(e)           Purchaser shall have received certificates representing the Share, free and clear of all Liens and duly endorsed for the transfer of such Shares to Purchaser, together with such other certificates, instruments and documents, reasonably satisfactory in form and substance to Purchaser, in confirmation of the representations and warranties of each Shareholder or in furtherance of the transactions contemplated by this Agreement as Purchaser or its legal counsel may reasonably request.

(f)           On or prior to the Closing Date, there shall have been no loss, damage or destruction to the Assets which materially impairs the use or the value of the Assets or the Company.  Between the date this Agreement is signed and the Closing Date, the Company shall not have suffered any material adverse change in its financial condition, results of operations, assets, liabilities, or business.
(g)           Shareholder shall have executed and delivered at closing the unconditional Release of Landlord Guaranty dated January 16, 2008, and otherwise performed in all material respects all obligations required under this Agreement to be performed by it on or prior to the Closing Date.

Article VI.  Deliveries by Shareholder at Closing

6.01 At Closing, the Shareholder shall deliver to Purchaser the following documents in form and substance reasonably satisfactory to Purchaser:

(a)           Documents Relating to Title.  Shareholder shall execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to Purchaser:

(i)
Share certificates, registered in the name of the Shareholder, free and clear of all Liens, duly endorsed by Shareholder or with stock powers attached, representing all of the issued and outstanding Shares; and

(ii)	The resignation of each member of the Board of Directors and each officer of the Company effective as of the Closing Date.

(b)           Corporate Existence and Certified Corporate Resolution.  Shareholder shall deliver to Purchaser a certificate of status, compliance, good standing or like certificate with respect to the Company from the State of Nevada, together with certified copies of (A) the Articles and by-laws of the Shareholder, (B) the resolutions of the board of directors of the Shareholder, approving the execution, delivery and performance of this Agreement, and (C) a list of the directors and officers authorized to sign this Agreement together with their specimen signatures; and

(c)           Third-Party Consent and Release.  Shareholder shall deliver to Purchaser the consent and release of lien from Wells Fargo Business Credit.

(d)           Old SPA Obligations Released.  Shareholder will provide executed release of all obligations of Purchaser and related officers and entities under documents dated January 16, 2008 including:

i.	Non-Competition Agreements related to Coll, Mehlenbacher, and Rizzieri
ii.	Any Shareholder agreements
iii.	Mutual Services Agreement
iv.	MISCOR Grant Sharing Agreement

Note: we may wish to keep any prior agreements in place with HKEC and MAGNETECH related to material supply

6.02 Additionally Requested Documents; Post-Closing Assistance.  At the reasonable request of Purchaser at Closing and at any time or from time to time thereafter, Shareholder shall cooperate with Purchaser to put Purchaser in actual possession and operating control of the Company, execute and deliver such further instruments of sale, conveyance, transfer and assignment, as Purchaser may reasonably request in order to effectively convey, transfer and assign the same to Purchaser, and to take such other actions as Purchaser may reasonably request to effectuate the intent of this Agreement and the transactions contemplated hereby.

Article VII.  Deliveries by Purchaser at Closing

7.01           At Closing, Purchaser shall deliver or cause to be delivered to Shareholder the following in a form and substance reasonably satisfactory to Shareholder:

(a)           Corporate Existence and Certified Board Resolutions.  Purchaser shall deliver to Shareholder a certificate of status, compliance, good standing or like certificate with respect to the Purchaser, together with certified copies of (A) the charter documents and extracts from the by-laws of the Purchaser relating to the execution of documents, (B) all resolutions of the shareholders and the board of directors of the Purchaser, as the case may be, approving the execution, delivery and performance of this Agreement, and (C) a list of its officers and directors authorized to sign this Agreement together with their specimen signatures;

(b)           Release of Tenant Guaranty.  Purchaser shall execute and deliver to Shareholder the Release of Tenant Guaranty identified in Section 2.01.

(c)           Verification of Dismissal of pending legal action brought by Dansville Properties against AMP and MISCOR.

Article VIII.  Post-Closing Covenants and Survival

8.01 Survival.  The respective representations, warranties and covenants of each of the parties to this Agreement, including all statements contained in any schedule, exhibit or officer’s certificate delivered pursuant hereto, shall be deemed to have been relied upon by the parties hereto and shall survive the Closing, and the consummation of the transactions contemplated hereby as follows: (a) the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.07, 3.08, 4.01, 4.02 and 4.05 (and the corresponding representations and warranties set out in the certificates delivered pursuant to Sections 5.02(a) and 5.03(a)) shall survive indefinitely and shall not terminate; and (b) all other representations and warranties shall survive for a period of one (1) year after the Closing Date.

8.02 Indemnity.

(a)           Shareholder shall indemnify Purchaser for any and all liabilities that Shareholder knows about or reasonably should know about, based upon actions or omissions of the Company between Jan. 16, 2008 and March 8, 2010 that are not either covered by insurance or already reserved for (for example, in the warranty reserve) on the financial statements of the Company.

(b)           Purchaser shall indemnify Shareholder for any and all liabilities based upon actions or omissions of the Company after March 8, 2010 that are not covered by insurance.

8.03 Shareholder Responsibility regarding Manager Severence.  Shareholder shall satisfy any conditions of employment or other obligations with any current or former management-level employees including Frank Larkin and Rich Tamborski

8.04 Purchaser Responsibility for Continuing Employees.  Purchase shall assume responsibility for all continuing employees but Shareholder shall allow for several days to deal with employee matters such as:

(i)	Employee insurance change-over
(ii)	Payroll set up and provisions
(iii)	Employee Benefit program changes

8.05 Access to Information.  Shareholder shall immediately allow Purchaser access to all internal work data including:

(i)	Warranty Information
(ii)	Long-term liabilities of the company other than those incurred in the normal course of business
(iii)	All current Financial Statements and Balance Sheets of Company to March 8, 2010

Article IX.  Miscellaneous

9.01           Preparation of Tax Returns.  The Shareholder shall be responsible for preparing and filing, within the times and in the manner prescribed by law (subject, however, to filing under any extension), all Tax Returns of the Company for any tax period ending on or before the Closing Date that are required to be filed after the Closing Date, and pay all Taxes shown thereon.  The Shareholder covenant that any Tax Returns of the Company for any tax period ending on or before the Closing Date that are filed after the Closing Date will be complete, correct and filed consistently with the Company’s prior Tax Returns.  All Tax Returns that are required to be filed pursuant to this Section shall not be filed without the prior approval of Purchaser, which approval shall not be unreasonably withheld.

9.02           Assignment.  No party may assign any rights or delegate any obligations under this Agreement without the prior written consent of the other party, and any prohibited assignment or delegation will be null and void.

9.03           Other Expenses.  Except as otherwise provided in this Agreement, the Shareholder shall pay his or her own expenses (including the fees and expenses of legal counsel, accountants and other professional advisors), together with any and all expenses of the Company up to and including the Closing Date, incurred in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement, and Purchaser shall pay all of its expenses (including the fees and expenses of legal counsel, accountants and other professional advisors), together with any and all expenses of the Company following the Closing Date, incurred in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement.

9.04           Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) if delivered personally, on the date received, (b) if delivered by overnight courier, on the day after mailing, or (c) if mailed, four (4) days after mailing by first class certified mail, return receipt requested and with postage prepaid.  Any such notice shall be sent as follows:

To Shareholder:

c/o MISCOR Group, Ltd.
1125 South Walnut St.
South Bend, Indiana 46619
Attn: John A. Martell

with a copy to:

Tuesley Hall Konopa, LLP
212 E. LaSalle Ave, Suite 100
South Bend, Indiana 46617
Attn: James M. Lewis

To Purchaser:

Dansville Properties, LLC.
9431 Foster Wheeler Road
Dansville, New York 14437
Attn: Richard Rizzieri and
Lawrence Mehlenbacher

with a copy to:

Charles W. Russell, Esq.
Harris Beach PLLC
99 Garnsey Road
Pittsford, New York 14534
(585) 419-8635 Direct Dial

9.05           Controlling Law and Jurisdiction.  This Agreement is governed by and interpreted and enforced in accordance with the laws of the State of New York.  Each Party irrevocably attorns and submits to the exclusive jurisdiction of the New York courts and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

9.06           Headings.  Any paragraph headings in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation.

9.07           Benefit.  This Agreement becomes effective only when executed by the Shareholder and the Purchaser, and after that time, shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective successors and assigns.  This Agreement is not intended to, nor shall it, create any rights in any other party.

9.08           Partial Invalidity.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

9.09           Waiver.  Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement shall be void unless it is in writing and signed by the party against which it is sought to be enforced.

9.10           Counterparts and Facsimiles.  This Agreement may be executed in two or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.  The signature page to this Agreement and all other documents required to be executed at Closing may be delivered by facsimile and the signatures thereon shall be deemed effective upon receipt by the intended receiving party.

9.11           Legal Fees and Costs.  In the event any party hereto incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, reasonable legal fees, costs and disbursements, in addition to any other relief to which such party shall be entitled.

9.12           Entire Agreement, Amendments and Termination.  This Agreement, including the Schedules and Exhibits hereto, which are hereby incorporated herein by reference, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations, term sheets and agreements, whether written or oral, between the parties are superseded by this Agreement. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.  The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement. This Agreement may not be modified orally, but only by an agreement in writing signed by Purchaser and Shareholder.

9.13           For a period of seven (7) years after the Closing Date, the Purchaser shall not, and shall not permit the Company, or any successor or assign by amalgamation or otherwise, to amend, repeal or modify any provision in the Company’s articles of incorporation or by-laws relating to the exculpation or indemnification of any current or former officer or director (unless required by law) who, as a representative of the Shareholder, served in such capacity, as applicable (each, a “Shareholder Rep”), it being the intent of the parties that each Shareholder Rep shall continue to be entitled to such exculpation and indemnification to the full extent of the law.

9.14           Time of the Essence. Time is of the essence in this Agreement.

9.15           Mutual Understanding. This Agreement is the result of mutual negotiations between the parties, and each party agrees that no part of this Agreement shall be interpreted as against the other party on the grounds that particular language was drafted by such party.

[Remainder of This Page Intentionally Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date or dates indicated below, effective as of the date first above written.

“Shareholder”		“Purchaser”

American Motive Power, Inc.		LMC Transport, LLC

By:	/s/ John A. Martell	By:	/s/ Lawrence Mehlenbacher
	John A. Martell, CEO		Lawrence Mehlenbacher, Sole Member

Date:	March 9, 2010	Date:	March 9, 2010